HOEFER & ARNETT
                          INCORPORATED
                       INVESTMENT BANKERS
               353 SACRAMENTO STREET, TENTH FLOOR
                SAN FRANCISCO, CALIFORNIA  94111
                          (415)362-7111



December 14, 1994

Board of Directors
SDNB Financial Corp.
1420 Kettner Blvd.
San Diego, CA  92101

Dear Members of the Board:

You have requested our opinion as to the fairness to the shareholders of SDNB Financial Corp. ("SDNB" or the "Company") from a financial point of view, of the terms and conditions of the proposed private placement and rights offering (collectively, the "Offering") of common stock by the Company as stated in the Proxy Statement (the "Proxy Statement"), attached hereto as Exhibit A and incorporated herein by this reference.

Qualifications of the Appraiser

Hoefer & Arnett, Incorporated ("H&A") conducts business in investment banking and securities brokerage specific to independent financial institutions. The analysis of securities and of mergers, acquisitions, tender offers and other corporate transactions for the purpose of (i) providing transactional advice and assistance, (ii) investment research, (iii) capital financing activities, and (iv) rendering opinions concerning fairness, is a normal part of this business. H&A currently conducts dealer markets in the shares of more than 100 independent California financial institutions, but not SDNB. In addition, the principals of H&A have substantially broader experience in investment and commercial banking, some of which may be deemed applicable to this evaluation and opinion.

Procedure

In connection with our opinion, we have, among other things: (i) reviewed the Proxy Statement (Exhibit A) including the terms and conditions of the Offering; (ii) reviewed certain publicly available financial and other data with respect to SDNB, including the financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to the Company made available to us from published sources and from internal records of the Company including the 10-Q for the most recent quarter ended September 30, 1994 and asset quality migration analysis dated September 30, 1994; (iii) compared the Company from a financial point of view with certain other companies in the financial services industry which we deemed relevant; (iv) considered the financial terms and conditions, to the extent publicly available, of selected common stock offerings of financial institutions, which we deemed to be comparable, in whole or in part, to the Offering and the Company;
(v) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them, including the related assumptions of the Company; (vi) discussed the Proxy Statement with the Company's counsel and (vii) performed such other analyses and examinations as we have deemed appropriate. Hoefner & Arnett also conducted its own assessment of general economic, market and financial conditions.

In connection with our review, we have not independently verified any of the foregoing information, have relied on all such information and assumed that all such information is complete and accurate in all material respects. We have also assumed that there has been no material change in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company and the offering document. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof.

Based upon the foregoing, and reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the Offering and the terms and conditions that exist as of the date hereof, taken as a whole, are fair from a financial point of view to the shareholders of SDNB Financial Corp. Our opinion should not be construed in any way as a valuation of the Company nor as a recommendation to participate in the Offering. Further any material changes in the terms and conditions of the proposed Offering prior to closing would render this opinion invalid.

We hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement and to the reference to our firm under the caption "PROPOSAL REGARDING STOCK ISSUANCES AND OTHER CAPITAL
TRANSACTIONS".

Very truly yours,


HOEFER & ARNETT, INCORPORATED